Exhibit 14

Community First Financial Corporation & Subsidiaries

Ethics Policy

1.	Overview

Community First Financial Corporation’s (CFFC) purpose for this ethics policy is to maintain a culture of openness, trust and integrity in business practices. Effective ethics is a team effort involving the participation and support of every CFFC Director and employee. All Directors and employees should familiarize themselves with the ethics guidelines that follow this introduction.

CFFC and subsidiaries are committed to protecting Directors, employees, partners, vendors and the company from illegal or damaging actions by individuals, either knowingly or unknowingly.

CFFC and subsidiaries will not tolerate any wrongdoing or impropriety at anytime. CFFC and subsidiaries will take appropriate measures and act quickly in correcting the issue if the ethical code is broken. Any infractions of this code of ethics will not be tolerated and subject to disciplinary action set forth in Article 5.2.

2.	Purpose

Our purpose for authoring a publication on ethics is to emphasize the Directors, employee’s partners, vendors and consumer’s expectation to be treated to fair business practices. This policy will serve to guide business behavior to ensure ethical conduct by all Directors and employees and acknowledge their primary, fiduciary responsibility to shareholders.

3.	Scope

This policy applies to Directors, employees, vendors, contractors, consultants, temporaries, and other workers at CFFC and subsidiaries, including all personnel affiliated with third parties as well as management’s compliance with law, regulation, and internal policies.

4.	Policy

4.1.	Executive Commitment to Ethics

4.1.1.	Directors and executives within CFFC must set a prime example. In any business practice, honesty and integrity must be top priority for executives.

4.1.2.	Executives must have an open door policy and welcome suggestions and concerns from employees. This will allow employees to feel comfortable discussing any issues and will alert executives to concerns within the work force.

4.1.3.	Executives must disclose any potential conflict of interest regarding their position within CFFC and subsidiaries to the Chairman of the Board. All insider transactions require full disclosure to the appropriate Board of Directors and have Board approval.

4.2.	Employee Commitment to Ethics

4.2.1.	CFFC Directors and employees will treat everyone fairly, have mutual respect, promote a team environment and avoid the intent and appearance of unethical or compromising practices.

4.2.2.	Every employee needs to apply effort and intelligence in maintaining ethics value.

4.2.3.	Directors and employees must disclose any potential conflict of interest regarding their position within CFFC and subsidiaries to the Chairman of the Board.

4.2.4.	Directors and employees will help CFFC and subsidiaries to increase customer and vendor satisfaction by providing quality products and timely response to inquiries.

4.2.5	Directors, top officers and employees will present all significant contracts, leases and purchases, etc to the Board for approval before commitment.

4.3.	Company Awareness

4.3.1.	CFFC and subsidiaries will promote a trustworthy and honest atmosphere to reinforce the vision of ethics within the company.

4.4.	Maintaining Ethical Practices

4.4.1.	CFFC and subsidiaries will reinforce the importance of the integrity message and the tone will start at the highest level. Every Director, employee and manager needs to consistently maintain an ethical stance and support ethical behavior.

4.4.2.	Employees at CFFC and subsidiaries should encourage open dialogue, get honest feedback and treat everyone fairly, with honesty and objectivity.

4.4.3.	CFFC and subsidiaries has established a committee to make sure the ethical code is delivered to all employees and that concerns regarding the code can be addressed.

4.4.4.	Any Director or employee of CFFC and subsidiaries may report any potential violation of the ethics code to the chairman or the audit committee in confidence to:

Chairman Audit Committee

CFFC

P.O. Box 4314

Lynchburg, Virginia 24502

By telephone to:

Mr. Danny P. Thornton

Chairman Audit Committee

Phone (434) 258-9380

4.4.5.	Any person reporting any violation of the ethics code will be provided the full protection of the Whistle-Blowing provisions of the 2002 Sarbanes-Oxley Act.

4.5.	Unethical Behavior

4.5.1.	CFFC and subsidiaries will avoid the intent and appearance of unethical or compromising practice in relationships, actions and communications.

4.5.2.	CFFC and subsidiaries will not tolerate harassment or discrimination.

4.5.3	Unauthorized use of company trade secrets, marketing, email, internet, operational, personnel, financial, source code, and technical information integral to the success of our company will not be tolerated.

4.5.4.	CFFC and subsidiaries will not permit impropriety at any time and we will act ethically and responsibly in accordance with laws.

4.5.5.	CFFC and subsidiary Directors and employees will not use corporate assets or business relationships for personal use or gain.

5.	Enforcement

5.1.	Any infractions of this code of ethics will not be tolerated and CFFC and subsidiaries will act quickly in correcting the issue if the ethical code is broken.

5.2.	Any Director or employee found to have violated this policy may be subject to disciplinary action, up to and including removal from the Board of Directors or termination of employment.

The Board of Director’s of CFFC adopted this ethics policy on December 29, 2003.

I                                          have received, read and understand the Code of Ethics Policy of CFFC and subsidiaries.

Signature

Date

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